INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT MADE THIS 13th day of November, 2007, by and between Nuveen Asset Management, a Delaware corporation and registered investment adviser (“Manager”), and Institutional Capital LLC, a Delaware limited liability company and a federally registered investment adviser (“Sub-Adviser”).

WHEREAS, Manager serves as the investment manager for the following series of Nuveen Investment Trust (the “Trust”) – Nuveen Large-Cap Value Fund, Nuveen Balanced Stock and Bond Fund and the Nuveen Balanced Municipal and Stock Fund (each a “Fund” and, together, “the Funds”) pursuant to an Investment Management Agreement between Manager and the Funds (as such agreement may be modified from time to time, the “Management Agreement”);

WHEREAS, each Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Manager desires to retain Sub-Adviser as its agent to furnish investment advisory services for the Portfolios, upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Manager hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

2. Additional Funds. In the event that the Trust establishes one or more portfolios other than the Funds, with respect to which the Manager desires to engage the Sub-Adviser to render investment advisory services hereunder, the Manager shall notify the Sub-Adviser of such desire. If the Sub-Adviser is willing to render such services, it shall notify the Manager in writing whereupon such portfolio or portfolios shall become a Fund or Funds hereunder.

3. Services to be Performed. Subject always to the supervision of Trust’s Board of Trustees and the Manager, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for, the assets designated in Schedule A hereto, as such schedule may be amended from time to time, of the Funds and other portfolios hereunder, all on behalf of such Funds. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth in Section 7, below), and will monitor the Funds’ investments, and will comply with the provisions of Trust’s Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Portfolios. Manager will provide Sub-Adviser with current copies of the Trust’s Declaration of Trust, By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Manager with respect to the implementation of such program.

Sub-Adviser further agrees that it:

(a) will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b) will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c) Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of any Fund, or be in breach of any obligation owing to the Trust or in respect of any Fund under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Funds, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Funds would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. The Sub-Adviser will properly communicate to the officers and trustees of the Trust such information relating to transactions for any Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Manager, Sub-Adviser or any affiliated person of either the Trust, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act;

(d) will report regularly to Manager and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager; and

(e) will prepare such books and records with respect to the Funds’ securities transactions as requested by the Manager and will furnish Manager and Trust’s Board of Trustees such periodic and special reports as the Board or Manager may reasonably request.

4. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Funds.

5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, at the end of each calendar month, an equity or fixed income portfolio management fee on the specified proportion of each Fund’s average daily net asset value set forth in Schedule A hereto, as such schedule may be amended from time to time, at an annual rate as set forth below, which rate is determined by reference to the average daily market value of the equity and fixed income assets, respectively, of all Nuveen-sponsored investment products for which Institutional Capital serves as portfolio manager, applying the same proportions as set forth in Schedule A.

EQUITY ASSETS OF NUVEEN-SPONSORED INVESTMENT PRODUCTS MANAGED BY INSTITUTIONAL CAPITAL	EQUITY MANAGEMENT FEE
For the first $500 million	.35 of 1%
For the next $500 million	.30 of 1%
For assets over $1 billion	.25 of 1%

FIXED-INCOME ASSETS OF NUVEEN-SPONSORED INVESTMENT PRODUCTS MANAGED BY INSTITUTIONAL CAPITAL	FIXED INCOME MANAGEMENT FEE
For the first $500 million	.20 of 1%
For the next $500 million	.15 of 1%
For assets over $1 billion	.12 of 1%

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

6. Services to Others. Manager understands, and has advised Trust’s Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies, provided that whenever a Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Manager recognizes, and has advised Trust’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that a Fund may obtain in a particular security. It is further agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised Trust’s Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of

Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Funds in providing investment advice to its other investment advisory accounts or for managing its own accounts.

7. Limitation of Liability. Manager will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. Cross-Indemnification. Each party to this Agreement (“Indemnitor”) shall indemnify and hold the other party and its officers, directors, employees, representatives, agents, and affiliates (collectively, “Indemnitee”) harmless as follows:

a. Duty to Indemnify. Each Indemnitee shall be indemnified against any and all losses, liabilities, damages, expenses and other costs (including, without limitation, Indemnitee’s own attorneys’ and paralegals’ fees and other litigation expenses) suffered or incurred by Indemnitee arising out of or in connection with any breach or violation of this Agreement, federal or state statutes, rules or regulations, exchange or self-regulatory agency rules and regulations, or common law that is attributable in whole or, to the extent responsible, in part to Indemnitor’s actions or the actions of any person whom Indemnitor may supervise or control, in any civil, criminal, administrative, arbitration, mediation or other proceeding.

b. Notice of Claims. An Indemnitee asserting an indemnity claim shall promptly notify Indemnitor in writing of the amount and nature of the claim. Upon receipt of an indemnity claim, the Indemnitor shall, within 30 days, fulfill any part of its obligation then due under this Section or give Indemnitee a written explanation for its denial of the claim. If any indemnity claim is not denied, Indemnitor shall continue to fulfill its indemnity obligations as and when they come due. The Indemnitee shall be entitled at its expense to participate in the defense of any claim, lawsuit, or proceedings. No claim asserted by a third party for which indemnification from Indemnitor is sought shall be settled without first obtaining the written consent of Indemnitor, which consent shall not be unreasonably withheld.

9. Term; Termination; Amendment. This Agreement shall become effective with respect to the Funds on the same date as it is approved by a vote of a majority of the outstanding voting securities of each Fund in accordance with the requirements of the 1940 Act, and shall remain in full force until August 1, 2008 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund, but only as long as such continuance is specifically approved for each Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund, the Sub-Adviser may continue to serve in such capacity for such Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager on sixty (60) days’ written notice to the Sub-Adviser. This Agreement may also be terminated by the Trust with respect to any Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund on sixty (60) days’ written notice to the Sub-Adviser by the Fund.

This Agreement may be terminated with respect to any Fund at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination.

This Agreement shall automatically terminate in the event the Investment Management Agreement between the Manager and the Fund is terminated, assigned or not renewed.

10. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11. Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of Massachusetts, and the limitation of shareholder and trustee liability contained therein. The obligations of the Trust entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but are binding upon only the assets and property of the Trust, and persons dealing with the Fund must look solely to the assets of the Trust and those assets belonging to the subject Fund, for the enforcement of any claims.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

IN WITNESS WHEREOF, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

NUVEEN ASSET MANAGEMENT, a Delaware corporation

By:	/s/ Gifford R. Zimmerman
Title:	Managing Director

/s/ Virginia O’Neal
Title: Assistant Secretary

INSTITUTIONAL CAPITAL LLC, a Delaware limited liability company

By:	/s/ Pamela H. Conroy
Title:	Executive Vice President

ATTEST:

/s/ Celeste Elaine Hill
Title: Executive Assistant

INVESTMENT SUB-ADVISORY AGREEMENT

Schedule A

Nuveen Large-Cap Value Fund

Assets for which Services are to be rendered pursuant to Section 3:	All assets allocated to ICAP

Proportions applied under fee schedule pursuant to Section 5:	100% of all assets under Equity Management Fee

Nuveen Balanced Stock and Bond Fund

Assets for which Services are to be rendered pursuant to Section 3:	All

Proportions applied under fee schedule pursuant to Section 5:	The percentage of the Target Investment mix allocated by the Fund Board of Trustees from time to time to Equity Securities under Equity Management Fee

All remaining assets under Fixed Income Management Fee

Nuveen Balanced Municipal and Stock Fund

Assets for which Services are to be rendered pursuant to Section 3:	All Equity Securities

Proportions applied under fee schedule pursuant to Section 5:	The percentage of the Target Investment mix allocated by the Fund Board of Trustees from time to time to Equity Securities under Equity Management Fee

Effective as of November 13, 2007